MODIFICATION AGREEMENT


     MODIFICATION AGREEMENT made as of this 30th day of June, 2003 by and between VASOMEDICAL, INC., a Delaware corporation (hereinafter the "Company") and GREGORY D. CASH, an individual residing at 269 Sturgies Highway, Westport, Connecticut 06880 (hereinafter "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company and Employee entered into an Employment Agreement dated October 28, 2002 (hereinafter the "Employment Agreement"); and

     WHEREAS, the Company and Employee desire to amend said Employment Agreement as of the date hereof.

     NOW, THEREFORE, the parties agree as follows:

     1. Paragraph "2" of the Employment Agreement is amended to read as follows:

          "2. Employment. The Company hereby employs the Employee as President and Chief Executive Officer of the Company and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth."

     2. Paragraph "4" of the Employment Agreement is amended by changing subparagraph (a)(i) and adding subparagraph (a)(iv) as follows:

          "4(a)(i) The Company shall pay the Employee a base salary at the rate of $250,000 per annum payable in equal monthly installments ("Base Salary").

          "4(a) (iv) The Company grants to the Employee options to acquire 300,000 shares of the common stock of the Company at the closing price per share of the Company's common stock on May 27, 2003, pursuant to the provisions of the Company's Stock Option Plan ("the Plan") attached as Exhibit B, the terms of which are incorporated herein."

     3. Paragraph "7(b)" of the Employment Agreement is hereby amended to read as follows:

          "7 (b) The Employee shall be entitled to timely reimbursement of all business expenses reasonably incurred by him in the performance of his duties to the Company subject to the business expense policy of the

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     Company,  subject to the presenting of  appropriate  vouchers in accordance with the Company's policy."

     4. Paragraph "11(d)" of the Employment Agreement is hereby deleted in its entirety and in its place and stead shall be the following:

          "11 (d). Without Cause. The Employee may be terminated at any time without cause. If the Employee is terminated by the Company without cause he shall be entitled to receive as his sole compensation, a termination payment, in an amount equal to six (6) months' Base Salary (one-half of his annual Base Salary) in six (6) equal monthly installments. Notwithstanding the foregoing, in the event Employee receives compensation as an employee or consultant from a third party at any time during this six month period, he shall immediately notify the Company and the monthly amount received thereunder shall be deducted from the monthly payments by the Company under this subparagraph."

     5. The aforesaid Employment Agreement in all other respects is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the undersigned have executed this Modification Agreement as of the day and year first above written.

                              VASOMEDICAL, INC.

                              By: /s/ Abraham E. Cohen
                                  -------------------------
                                   Abraham E. Cohen
                                   Chairman of the Board


                               /s/ Gregory D. Cash
                                  -------------------------
                                   GREGORY D. CASH
                                   Employee